                                                                  EXHIBIT (d)(5)

                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                           EXTENSION OF MATURITY DATE
                                      RIDER

This rider has been added to and made a part of the policy to which it is attached.

Option to Extend Coverage. You may elect to extend the Maturity date stated on page 3 of the policy (Maturity Date), as follows:

          If the Insured is living on the Maturity Date, coverage will be continued until the date of death of the Insured. (If this rider is attached to a Joint and Last Survivor policy, "death of the Insured" means "death of the last surviving Contingent Insured".)

To elect this option, You must submit a Written request to the Company on a form acceptable to Us, at least 30 days prior to the original Maturity Date.

Starting on the original Maturity Date:

1. The Death Benefit Amount for the base policy will be equal to the base policy Death Benefit Amount in effect on the day prior to the Maturity Date, and if based all, or in part, on the Accumulation Value, will be adjusted by future changes in the Accumulation Value. The Death Benefit Amount will never be less than the Accumulation Value;

2.   Coverage under any riders attached to the policy will not be extended;

3.   Monthly Deductions will be calculated with:

     a.   A cost of insurance rate equal to zero; and

     b.   A Monthly Administrative Fee not to exceed $10.00 per month;

4.   New premium payments will not be accepted;

5. Interest on policy loans will continue to accrue in the same manner as stated in the policy and You may repay all or part of a loan at any time as stated in the policy; and

6. The Accumulation Value will continue to be determined as stated in the policy, subject to item 3 above.

Charges for this Rider. Charges for this rider will be deducted monthly from the Accumulation Value during the 9-year period prior to the Maturity Date stated on page 3. There are no charges for this rider prior to such 9-year period. Such charges will not exceed the Guaranteed Monthly Charges for the appropriate Maturity Date as shown in the table that follows:

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           Guaranteed Monthly Charges Per 1,000 of Net Amount at Risk

If the Scheduled Maturity Date is the Policy Anniversary Nearest Age 94

                Monthly Charge
Attained Age*     Per $1,000
-------------   --------------
     0-85           $ 0.00
       86             1.00
       87             2.00
       88             4.00
       89             7.00
       90            10.00
       91            13.00
       92            16.00
       93            19.00
       94            22.00

If the Scheduled Maturity Date is the Policy Anniversary Nearest Age 100

                Monthly Charge
Attained Age*     Per $1,000
-------------   --------------
     0-90           $ 0.00
       91             1.00
       92             2.00
       93             4.00
       94             7.00
       95            10.00
       96            14.00
       97            18.00
       98            24.00
       99            30.00

* If this rider is attached to a Joint and Last Survivor policy, "Attained Age" means "Attained Age of the youngest Contingent Insured."

Note. Addition of this rider does not extend the Maturity Date of the policy. It gives the Owner the option to extend the Maturity Date. After this option is selected, it may not be revoked. However, the Owner may choose to surrender the policy at any time. Monthly Charges for this rider will be made, as stated above, whether the option is exercised or not (unless the Owner requests that this rider be terminated prior to that time).

The policy may be subject to tax consequences when continued beyond the Maturity Date. The policy may not qualify as "life insurance" under the Internal Revenue Code after age 100. You should consult Your tax advisor.

The effective date of this rider is the Date of Issue of the policy unless a later date is shown here.

                                                           RODNEY O. MARTIN, JR.
                                                           ---------------------
                                                           RODNEY O. MARTIN, JR.
                                                           PRESIDENT

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